UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: March 10, 2011
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Ruled-2(b) under the Exchange Act (CFR

☐	Pre-commencement communications pursuant to Rulee-4(c) under the Exchange Act (CFR

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 10, 2011, Ran Oz notified BigBand Networks, Inc. (the “Company”) of his resignation from the Board of Directors (the “Board”). Mr. Oz served as a member of the Board of Directors for over five years, since May 2005. Mr. Oz resigned for personal reasons, and not as the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
     At a meeting held on March 10, 2011, the Board then appointed Erez Rosen to serve as a Class II director and as a member of the audit committee of the Company. Concurrent with this appointment, the Board adjusted director Dennis Wolf’s classification from Class II director to Class I director. Since 2005, Mr. Rosen has served as the Founder of Rosen Group, a financial consulting firm. Prior to that, Mr. Rosen was the chief financial officer of Aladdin Knowledge Systems, a software and security company.
     Mr. Rosen will receive the standard compensation payable to non-employee directors of the Company as described in the section entitled “Compensation of Directors” in the Company’s Proxy Statement dated May 24, 2010. In addition, Mr. Rosen will be provided with the Company’s standard indemnification agreement for directors and executive-level employees.
     Additionally, on March 11, 2011, the Company entered into an amended Employment Agreement with Mr. Oz (the “Oz Agreement”), pursuant to which Mr. Oz resigned as chief technology officer, but will remain with the Company in a reduced capacity to advise the chief executive officer and the management team on technology strategy on terms to be determined between the Company and Mr. Oz.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description
99.1	Press Release dated March 14, 2011 of BigBand Networks, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: March 14, 2011	By:	/s/ Robert E. Horton
Robert E. Horton
Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated March 14, 2011 of BigBand Networks, Inc.